Exhibit 99.1
PRESS RELEASE

Union National Financial Corporation Reports Earnings for First Quarter 2008

Lancaster, Pennsylvania, April 28, 2008.  Union National Financial Corporation (OTCBB: UNNF), the parent company of Union National Community Bank, today reported net income of $413,000 or $0.16 diluted earnings per share for the quarter ended March 31, 2008, as compared to a net loss of $356,000 or $0.14 diluted loss per share for the quarter ended March 31, 2007.

The reduction in interest rates that began in the latter half of 2007, and continued more rapidly in the first quarter of 2008, contributed to a decline in the Corporation’s net interest margin and a decrease in first quarter net interest income from $3,774,000 in 2007 to $3,434,000 in 2008. Non-interest revenue was reduced in the first quarter of 2008 due to the closure in the fourth quarter of 2007 of Union National’s mortgage brokerage subsidiary, Home Team Financial, LLP. However, these reductions in income were offset by substantial savings in the Corporation’s operating and restructuring expenses, which decreased 28.5% from $5,857,000 in the first quarter of 2007 to $4,186,000 in the first quarter of 2008. The provision for loan losses in the first quarter of 2008 was $140,000, as compared to $207,000 in the first quarter of 2007. The first quarter 2008 provision exceeded net charge-offs of $73,000 for the period, as the Corporation increased its allowance for loan and lease losses to $3,742,000 or 1.02% of total loans and leases as of March 31, 2008. The Corporation realized gains on sales of investment securities of $191,000 in the first quarter of 2008 as compared to realized losses on sales of investment securities of $519,000 in the first quarter of 2007. The significant losses in 2007 related to securities sold as part of the first quarter 2007 de-leveraging activities.

Mark Gainer, Chairman, Chief Executive Officer and President of Union National Financial Corporation, stated “Union National’s positive results in the first quarter of 2008 are an important indicator and a direct result of the changes we made in 2007, including restructuring our organization, de-leveraging our balance sheet, and renewing our strategic emphasis on our core banking strengths. Despite the challenges posed by operating in a slowing economy with declining interest rates, Union National remains positioned for growing earnings and enhancing shareholder value due to our demonstrated focus on back-to-basics banking. Though the rapid and steep declines in interest rates experienced in the past six months have compressed our net interest margin in the near-term, we look to improve our margin as we continue to grow our lower-cost retail deposit base and pay down our higher-cost wholesale borrowings. Our first quarter results and financial condition reflect our commitment to important elements of our future success including quality loan growth, improving operational efficiency, increasing fee-based wealth management services, sustaining adequate liquidity, and strengthening our existing well-capitalized position.

Gainer continued, “While we are encouraged by the profitability improvement reflected in our first quarter earnings, the Board of Directors believed it prudent to suspend the payment of dividends for another quarter to ensure that the Corporation will maintain its profitability momentum and achieve specific capital targets, in excess of our current well-capitalized position, in compliance with commitments we made to our regulators.  We look forward to continuing the improvement in our earnings that we believe will provide for both enhanced shareholder value and the future restoration of dividend payments.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

Financial Highlights (Dollars in thousands, except per share data)

	Three Months Ended (Unaudited)		Percent
	Mar. 31, 2008	Mar. 31, 2007	Change
Interest and Fees on Loans and Leases	$6,361	$6,455	- 1.5%
Net Interest Income	3,434	3,774	- 9.0
Provision for Loan and Lease Losses	140	207	- 32.4
Other Operating Income	1,221	2,113	- 42.2
Investment Securities Gains (Losses)	191	(519)	136.8
Restructuring Charge	-	536	-100.0
Other Operating Expenses	4,186	5,321	- 21.3
Net Income (Loss)	413	(356)	216.0

Per Share Information:
Earnings (Loss) Per Share - Basic	$0.16	-$0.14	214.3%
Earnings (Loss) Per Share - Assuming Dilution	0.16	- 0.14	214.3

Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.06%	3.61%	- 15.2%
% Return on Average Stockholders’ Equity	5.79	-5.00	215.8
% Return on Average Realized Stockholders’ Equity (1)	5.79	-4.87	218.9

	Balance Sheet As Of			Percent Change
	Unaudited	Audited	Unaudited	to 3/31/08 from
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007	12/31/07	3/31/07
Cash and Cash Equivalents	$39,101	$37,882	$12,327	3.2%	217.2%
Total Loans and Leases	366,852	364,337	350,602	0.7	4.6
Allowance for Loan and Lease Losses	3,742	3,675	3,188	1.8	17.4
Total Assets	498,941	501,776	458,753	- 0.6	8.8
Total Deposits	390,901	376,311	332,071	3.9	17.7
Total Stockholders’ Equity	28,543	28,800	28,488	- 0.9	0.2

Per Share Information:
Book Value Per Share	$11.20	$11.31	$11.27	- 1.0%	- 0.6%

Balance Sheet Ratios:
Total Stockholders’ Equity as a % of Total Assets	5.72%	5.74%	6.21%	- 0.3%	- 7.9%
Nonperforning Loans and Leases as a % of Total Loans and Leases	0.81%	0.83%	0.64%	- 2.4%	26.6%

(1) Excludes the impact of accumulated other comprehensive income on total stockholders’ equity.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for 155 years. The bank operates ten retail offices in Lancaster County.

For further information, please contact:

Mark D. Gainer, Chairman, CEO and President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630